Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our audit report dated February 27, 2002 relating to the consolidated financial statements (consolidated income statement, balance sheet, cash flow statement and statement of changes in equity and notes) of Syngenta AG for the year ended December 31, 2001, which appears in Syngenta AG's Annual Report on Form 20-F for the year ended December 31, 2003.

PricewaterhouseCoopers AG	KPMG Fides Peat

/s/ Clive Bellingham	/s/ Bruce A Mathers
/s/ Gerd Tritschler	/s/ Erik F. J. Willems

Basel, Switzerland	Zurich, Switzerland
July 15, 2004	July 15, 2004

7